Exhibit 99.1

Oncothyreon Reports Full Year and Fourth Quarter 2013

Financial Results

Company to Hold Conference Call at 4:30 p.m. EDT Today

SEATTLE, WASHINGTON, March 13, 2014/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the year and quarter ended December 31, 2013.

Loss from operations was $41.2 million for the year ended December 31, 2013 compared with $28.5 million for the year ended December 31, 2012. The increase in loss from operations resulted primarily from an increase in research and development expenses to $33.2 million from $22.0 million, which included a $10.0 million upfront payment to Array BioPharma Inc. (Array) upon execution of the collaboration agreement with Array in May 2013.

Net loss for the year ended December 31, 2013 was $38.8 million, or $0.62 per basic and diluted share, compared with net loss of $3.4 million, or $0.06 per basic and $0.53 per diluted share, for the year ended December 31, 2012. The increase in net loss was primarily attributable to the difference in the change in the fair value of warrant liability, with $2.3 million in non-cash income for the year ended December 31, 2013, compared with $25.5 million in non-cash income for the prior year. Research and development expenses also increased, primarily due to the $10.0 million upfront payment to Array.

Loss from operations was $7.6 million for the quarter ended December 31, 2013 compared with $7.0 million for the comparable period in 2012. The increase in loss from operations was primarily due to slight increases in general and administrative expenses and research and development expenses.

Net loss for the quarter ended December 31, 2013 was $6.4 million, or $0.09 net loss per basic and diluted share, compared with net income of $4.3 million, or $0.07 net income per basic and $0.12 net loss per diluted share, for the comparable period in 2012. The net loss for the quarter ended December 31, 2013 compared to the net income in the comparable prior year period was primarily attributable to the difference in the change in the fair value of warrant liability.

As of December 31, 2013, Oncothyreon’s cash, cash equivalents and investments were $72.6 million, compared to $83.8 million at December 31, 2012, a decrease of $11.2 million, or 13.4 percent. The decrease was primarily attributable to $36.3 million of cash used in operations during the year ended December 31, 2013. This decrease was offset in part by net proceeds of $25.9 million from the sale of Oncothyreon common stock and warrants to purchase common stock.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Oncothyreon currently expects operating expenses in 2014 to be lower than in 2013, which included the one-time upfront payment to Array. We currently expect cash used in operations in 2014 to be approximately $30 to $33 million. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, March 13, 2014 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its full year and fourth quarter 2013 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Expenses
Research and development	$5,847	$5,653	$33,221	$22,001
General and administrative	1,736	1,317	8,002	6,498

Total operating expenses	7,583	6,970	41,223	28,499

Loss from operations	(7,583)	(6,970)	(41,223)	(28,499)

Other income (expense)
Investment and other income (expense), net	19	40	137	(127)
Interest expense	—	—	—	(309)
Change in fair value of warrant liability	1,201	11,184	2,327	25,520

Total other income (expense), net	1,220	11,224	2,464	25,084

Net income (loss)	$(6,363)	$4,254	$(38,759)	$(3,415)

Net income (loss) per share - basic	$(0.09)	$0.07	$(0.62)	$(0.06)
Net income (loss) per share - diluted	$(0.09)	$(0.12)	$(0.62)	$(0.53)
Shares used to compute basic net income (loss) per share	69,584,400	57,194,654	62,387,616	53,728,672

Shares used to compute diluted net income (loss) per share	69,584,400	57,786,081	62,387,616	54,899,955

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of December 31,
	2013	2012
Cash, cash equivalents and investments	$72,562	$83,756
Total assets	$77,746	$89,435
Long term liabilities	$1,536	$4,041
Stockholders’ equity	$71,550	$82,323
Common shares outstanding	70,673,143	57,216,237